CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (hereafter referred to as the “Registration Statement”) of AIM Growth Series (Invesco Growth Series) of our reports dated February 28, 2020, relating to the financial statements and financial highlights of Invesco Main Street Mid Cap Fund® (formerly known as Invesco Oppenheimer Main Street Mid Cap Fund®) and Invesco Main Street Small Cap Fund® (formerly known as Invesco Oppenheimer Main Street Small Cap Fund®), which appear in AIM Growth Series (Invesco Growth Series)’s Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

February 26, 2021